NAME OF REGISTRANT

Templeton Global Investment Trust

File No. 811-08226

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new
Class R6 shares on May 1 2013;

  - Templeton Asian Growth Fund
  - Templeton Frontier Markets Fund
  - Templeton Global Balanced Fund